MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

January 26, 2007

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Micron Enviro Systems Inc. Acquires Additional Significant Contiguous Alberta Oil Sands Sections near Shell/BlackRock (Seal) Producing Property

Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt: NDDA --- WKN:A0J3PY---ISIN: US59510E2072) ("Micron") is extremely pleased to announce that it has added considerably to its Alberta Oil Sands assets by acquiring 50% of 2,530  contiguous acres in close proximity to the Shell/BlackRock (Seal) producing property.  Shell recently paid $24 per share for BlackRock Ventures.  Shell has stated there is exposure to over one billion barrels of oil in place at the Seal property. Bernard McDougall, Micron’s president stated, “We have again displayed our ability to acquire considerable quality Alberta Oil Sands assets.  We are committed to growing shareholder value through the development and acquisition of Alberta Oil Sands assets and feel Micron is at a turning point in garnering substantial market awareness in regards to other Oil Sands companies.  We have seen the major impact that Oil Sands assets can bring to OTC companies such as Canwest Petroleum (now BQI on Amex) which went from under $0.10 a share to a high of $8.90 due primarily to their Oil Sands assets.  We are at the early stages of development which typically provides the best leverage to anticipated future growth.  We have also started to focus on strategic marketing in Europe as we have seen a sharp increase in our European shareholder base. Management is very confident that Micron will be able to continue to acquire additional quality Alberta Oil Sands leases in the near future. The board is excited about the future developments of the company primarily because Micron is currently one of, if not the smallest market capitalized companies in the world-class Alberta Oil Sands, which gives Micron tremendous leverage to the one of the largest know resource deposits in the world. ”

Recently, Micron was informed by the operator of the test well on the Leismer Oil Sands Prospect, in the Athabasca Oil Sands of Alberta, that the test well has been completed and initial indications show impressive oil sands thickness.  The core, as well as the bore hole imaging tool will be analyzed soon.  The seismic is also expected to be completed and analyzed in the coming days, barring any unforeseen issues.  The results will then be interpreted and released when the final analysis is complete.  The operator stated, "My prognosis is that with the calibrated seismic (to the well), the hole imaging tool (FMI) and the core, we will pinpoint a thick oil sands pod for SAGD production." This prospect lies directly between Petrobank and North American Oil Sands and a review of the initial data indicates that the formation and thickness on Micron’s property are consistent with these companies. (Please refer to the map on the website www.micronenviro.com for more details)  Petrobank has stated a potential resource of 1.6 billion barrels and North American Oil Sands with a stated 4.09 billion potential barrels in ground.  A recent third party independent report stated that there is potentially $3.7 billion (gross) worth of oil reserves on the total acreage in which Micron has an interest.  This number does not take into account the new information on the impressive thickness of the Leismer Oil Sands Prospect or any value to the significant acreage acquired in the last few weeks.

Also, Micron recently acquired an impressive 50% interest in six new contiguous Athabasca Oil Sands sections in Alberta, Canada.   These new sections are comprised of approximately 3,800 acres in prime Athabasca Oil Sands Area which is the largest oil sands development region on earth.  This new lease is directly beside Paramount Energy Ope and is situated directly above the massive Oil Sands package that the Royal Dutch Shell paid approximately $450,000,000 to acquire.

Micron is an emerging oil and gas company that now has exposure to six separate leases in the Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. A contingent resource is defined as those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from known accumulations, but which are not currently considered to be commercially recoverable. The independent report referred to in this news release is not NI 51-101 compliant. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com